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                                                                       EXHIBIT 8


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This agreement is entered into as of the 6th day of November, 1997 between Midway Games Inc., a Delaware corporation ("Midway"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

         WHEREAS, WMS Industries Inc. ("WMS") has announced a proposed distribution of all of the shares of Midway common stock, par value $.01 per share, owned by WMS to the stockholders of WMS (the "Distribution"); and

         WHEREAS, Midway and the Rights Agent are parties to a Rights Agreement dated as of October 24, 1996 (the "Rights Agreement").

         NOW THEREFORE, in consideration of the foregoing, subject to and effective upon the completion by WMS of the Distribution, the parties hereby agree as follows:

1. Capitalized terms as used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Rights Agreement.

2. Section 1(a) of the Rights Agreement shall be amended and restated to read as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of shares of Common Stock then outstanding, but shall not include an Exempt Person.

3. Section 1(h) of the Rights Agreement shall be amended and restated to read as follows:

                  (h) "Exempt Person" shall mean (i) the Company, any Subsidiary of the Company, WMS Industries Inc. and any of its Affiliates and Associates ("WMS"), any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or (ii) any Person who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock at the close of business on the date of the completion of the distribution of all of the shares of Midway common stock, par value $.01 per share, owned by WMS Industries Inc. to the stockholders of WMS Industries Inc.; or (iii) any Person who inadvertently acquired Beneficial Ownership of 15% or more of the outstanding shares of Common Stock or otherwise acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek control of the Company and without knowledge that such acquisition would make such Person an Acquiring Person, if, in either case, such Person promptly divests (without exercising or retaining any power, including voting, with respect to such shares) a sufficient number of shares of Common Stock (or securities convertible into Common Stock) so that such Person ceases to be the Beneficial Owner of a number of shares of Common Stock that would otherwise cause such Person to be an Acquiring Person, after notice by the Company (or, after the first Stock Acquisition Date, after notice by a majority of the Continuing Directors) that such Person will be
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         deemed by the Company to be an Acquiring Person unless it makes such divestitures; or (iv) any Person whose Beneficial Ownership of 15% or more of the outstanding shares of Common Stock is approved in advance (but only to the extent of Beneficial Ownership which is so approved) by the Board of Directors of the Company or, after the first Stock Acquisition Date, by a majority of the Continuing Directors;

4. Section 3(a) of the Rights Agreement shall be amended and restated to read as follows:

                  (a) Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later day as may be determined by action of the Board of Directors (but only if at the time of such determination there are then in office not less than two Continuing Directors and such action is approved by a majority of the Continuing Directors) prior to such time as any Person becomes an Acquiring Person) after the date of commencement by any Person (other than an Exempt Person) of, or of the first public announcement of the intention of any Person (other than an Exempt Person) to commence, a tender or exchange offer, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Rights Distribution Date"), the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders thereof (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and will be transferable only in connection with the transfer of the underlying shares of Common Stock. As soon as practicable after the Rights Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Rights Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment in the number of Rights per share of Common Stock as has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Rights Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

5. Section 13(d) of the Rights Agreement shall be amended and restated to read as follows:

                  (d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x), (y) or (z) of Section 13(a) if such transaction is (i) approved (whether or not the approval of the Board of Directors is required in connection with such transaction) by a majority of the Board of Directors of the Company (or, from and after the Stock Acquisition Date, a majority of Continuing Directors), or (ii) a merger which follows a cash tender offer approved by the Board of Directors (or, from and after the Stock Acquisition Date, a majority of Continuing Directors) for all outstanding shares of Common Stock so long as the consideration payable in the merger is the same in form and not less than the amount as was paid in the tender offer, and (x) at the time the Board of Directors approves such transaction, the Board of Directors is aware of the identity of any Person (and the identities of all the Person's Affiliates and Associates) whose beneficial ownership will equal or exceed 15% of the shares of Common Stock of the Company both before and after such transaction and (y) the number of shares of Common Stock beneficially owned by any such Person, together with such Person's Affiliates and Associates both before and after such transaction.

6. Section 18 of the Rights Agreement shall be amended and restated to read as follows:

                  (a) The Company agrees to pay to the Rights Agent such compensation as shall be agreed to from time to time between the parties for all services rendered by it hereunder and, from time to time, on

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         demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including, without limitation, the costs and expenses of defending against any claim of liability in the premises.

                  (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed and executed by the proper Person or Persons and, where necessary, to be verified or acknowledged.

         The provisions of this Section 18 shall survive the expiration of the Rights and the termination of this Agreement.

7. Except as specifically amended above, the Rights Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.



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
Attest:                                              MIDWAY GAMES INC.

By:  /s/ Orrin J. Edidin                             By:  /s/ Harold H. Bach, Jr.
   ---------------------------------                    ----------------------------------
   Name:  Orrin J. Edidin                               Name:  Harold H. Bach, Jr.
   Title: Vice President                                Title: Executive Vice President -- Finance


Attest:                                              THE BANK OF NEW YORK, as Rights Agent

By:  /s/ Daniel Egan                                 By:  /s/ Jeffrey Grosse
   ---------------------------------                    ----------------------------------
   Name:  Daniel Egan                                   Name:  Jeffrey Grosse
   Title: Assistant Vice President                      Title: Assistant Vice President
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